Exhibit 10.3

PG&E CORPORATION

2006 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT

PG&E CORPORATION, a California corporation, hereby grants Restricted Stock Units to the Recipient named below. The Restricted Stock Units have been granted under the PG&E Corporation 2006 Long-Term Incentive Plan, as amended (the “LTIP”). The terms and conditions of the Restricted Stock Units are set forth in this cover sheet and in the attached Restricted Stock Unit Agreement (the “Agreement”).

Date of Grant:         May 12, 2011

Name of Recipient:                                                              C. Lee Cox

Award ID Number:                                                                  xxxx

Number of Restricted Stock Units:                                           1,934

By accepting this award, you agree to all of the terms and conditions described in the attached Agreement. You and PG&E Corporation agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of the attached Agreement. You are also acknowledging receipt of this Grant, the attached Agreement, and a copy of the prospectus describing the LTIP and this award, dated May 11, 2011.

Attachment

PG&E CORPORATION

2006 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

The LTIP and Other Agreements

This Agreement constitutes the entire understanding between you and PG&E Corporation regarding the Restricted Stock Units, subject to the terms of the LTIP. Any prior agreements, commitments, or negotiations are superseded. In the event of any conflict or inconsistency between the provisions of this Agreement and the LTIP, the LTIP shall govern. Capitalized terms that are not defined in this Agreement are defined in the LTIP.

Grant of Restricted Stock Units

PG&E Corporation grants you the number of Restricted Stock Units shown on the cover sheet of this Agreement. The Restricted Stock Units are subject to the terms and conditions of this Agreement and the LTIP.

Vesting of Restricted Stock Units

In general, provided that your Service has not terminated, your Restricted Stock Units will vest one year from the Date of Grant shown on the cover sheet to this Agreement (the “Normal Vesting Date”). As set forth elsewhere in this Agreement, the Restricted Stock Units may vest earlier upon the occurrence of certain events.

Dividends

Your Restricted Stock Unit account will be credited quarterly on each dividend payment date with additional Restricted Stock Units (including fractions computed to three decimal places), determined by dividing (1) the amount of cash dividends paid on the number of shares of PG&E Corporation Common Stock represented by the Restricted Stock Units previously credited to your Restricted Stock Unit account by (2) the Fair Market Value of a share of PG&E Corporation Stock on the dividend payment date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units covered by this Agreement.

Settlement

Vested Restricted Stock Units will be settled in an equal number of shares of PG&E Corporation common stock (a “Share”), rounded down to the nearest whole share. PG&E Corporation shall issue shares in settlement of vested Restricted Stock Units upon the earliest of (1) the Normal Vesting Date, (2) your Disability (as defined under Section 409A of the Code), (3) your death, (4) a Section 409A Change in Control, or (5) your Separation from Service following a Change in Control that does not qualify as a Section 409A Change in Control.

Termination of Service

If your Service terminates, whether voluntarily or involuntarily, before the Normal Vesting Date, all Restricted Stock Units subject to this Agreement that have not vested on account of your death, Disability (within the meaning of Section 409A of the Code) or a Change in Control will be automatically cancelled and forfeited, provided, however, that if your Service terminates due to a pending Disability determination, forfeiture shall not occur until a finding that such Disability has not occurred.

Death/Disability

In the event of your Disability (as defined in Section 409A of the Code) or death, all Restricted Stock Units credited to your account under this Agreement will immediately become fully vested and be settled in accordance with the settlement provisions described above.

Change in Control

In the event of a Change in Control, all Restricted Stock Units credited to your account under this Agreement will immediately become fully vested and be settled in accordance with the settlement provisions described above.

Delay

PG&E Corporation shall delay the issuance of any shares of common stock to the extent it is necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly traded companies); in such event, any shares of common stock to which you would otherwise be entitled during the six (6) month period following the date of your Separation from Service (or shorter period ending on the date of your death following such Separation from Service) will instead be issued on the first business day following the expiration of the applicable delay period.

Withholding Taxes

PG&E Corporation generally will not be required to withhold taxes on taxable income recognized by you upon settlement of your Restricted Stock Units. However, any taxes that are required to be withheld will be payable by you in cash, by check, or through deductions from your compensation. Also, the Board may, in its discretion and subject to such restrictions as the Board may impose, permit you to satisfy such tax withholding obligations by electing to have PG&E Corporation withhold otherwise deliverable Shares having a fair market value equal to the amount that would be required to be withheld.

Voting and Other Rights

You shall not have voting rights with respect to the Restricted Stock Units until the date the underlying shares are issued (as evidenced by appropriate entry on the books of PG&E Corporation or its duly authorized transfer agent).

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.

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